AMERITYRE NOTIFIES NASDAQ OF ITS INTENT TO FILE FORM 25 APPLICATION TO BE DELISTED FROM NASDAQ

Boulder City, Nevada (January 15, 2010) – Amerityre Corporation (the “Company”) today announced that it has notified The Nasdaq Stock Market (“Nasdaq”) of its intent to file its Form 25 with the Securities and Exchange Commission on January 25, 2010 to delist the Company’s common stock from Nasdaq effective February 4, 2010.  The Company has been unable to meet minimum requirements of Nasdaq’s Equity Standard Listing Rule 5550(b) because the Company does not have a minimum of $2,500,000 in stockholders’ equity, $35,000,000 market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company received notice on October 5, 2009 that it was in violation of the Rule but submitted a plan to regain compliance and was granted additional time, until January 19, 2010, to demonstrate compliance with the minimum requirements.  However, the Company has determined that it cannot achieve compliance with the Rule by the deadline and has therefore decided file the Form 25.

Previously, on September 16, 2009, the Company was notified by Nasdaq that the closing bid price of the Company’s common stock was below $1.00 for 30 consecutive business days, and therefore, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a grace period of 180 calendar days, or until March 15, 2010, to regain compliance with this Rule but at this time, the Company has not regained compliance with this Rule either and cannot determine with certainty whether it might regain compliance before the end of the grace period.

Pursuant to the Form 25, the Company’s common stock will no longer be traded on Nasdaq after February 4, 2010.  The Company has asked a market maker to make application on the Company’s behalf to have its common stock quoted on Nasdaq’s Over the Counter Bulletin Board (“OTCBB”). The Company will continue to file periodic reports with the Securities and Exchange Commission pursuant to the requirements of Section 12(g) of the Exchange Act.

Notwithstanding the delisting, the Company believes its financial condition and operations are healthy and sustainable. The board of directors and management also believe that the Company may realize some cost savings as a result of the delisting. In addition, the Company anticipates increasing its product offerings and achieving higher revenues in the balance of its fiscal year ending June 30, 2010.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2008, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Amerityre Contact:

asuarez@amerityre.com

(702) 293-1930 x112